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                                                                   Exhibit 10.31

                      COMPENSATION CONTINUATION AGREEMENT

     This Compensation Continuation Agreement (the "Agreement") is entered into as of January 5, 2000 by and between Identix Incorporated, a Delaware corporation ("Identix"), and James P. Scullion ("Employee").

     WHEREAS, Identix desires to secure an agreement from the Employee that Employee will continue to provide his ongoing business time, energy and skills to management and affairs of Identix;

     WHEREAS, the Employee desires to provide Identix with such agreement and obtain certain assurances from Identix;

     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

          1.   Definitions.  For purposes of this Agreement:
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               (a)  "Effective Date" means the date first-above written.

               (b) "Resignation for Good Reason" means a voluntary resignation of employment by Employee as a result of a material diminution in responsibility, decrease in base salary or an involuntary relocation; provided, however, that Identix's hiring of a new Chairman and CEO will not, in and of itself, constitute a material diminution in responsibility; and provided further, however, that Employee notifies Identix on or prior to any such resignation, giving good reason for such resignation, and Identix fails to cure such event within 30 days thereafter.

               (c)  "Expiration Date" means March 31, 2002.

               (d) "Termination For Cause" means termination by Identix of Employee's employment by Identix (i) by reason of Employee's commission of a felony or other conduct involving fraud or moral turpitude, (ii) by reason of Employee's fraud upon, or deliberate injury or attempted injury to Identix,
(iii) by reason of Employee's failure to substantially perform for Identix the normal material duties related to his job position (other than failure resulting from incapacity due to disability or death) which failure continues for sixty
(60) days following the Employee's receipt of written notice of such failure to perform, specifying the nature of the failure and the means by which it can be remedied, (iv) by reason of Employee's willfully engaging in gross misconduct which is materially and demonstrably injurious to Identix, or (v) by reason of Employee's willful breach of this Agreement in any material respect.

               (e) "Termination Other Than For Cause" means termination by Identix of Employee's employment by Identix (other than in a Termination For Cause). Included within the definition of "Termination Other Than For Cause" shall be (i) Employee's death during the
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term of this Agreement, (ii) termination of Employee's employment by Identix based on Employee's failure to perform his duties under this Agreement on account of illness or physical or mental incapacity for a period of more than three (3) consecutive months or (iii) any other involuntary termination that does not constitute a Termination For Cause.

               (f) "Voluntary Termination" shall mean termination by Employee of Employee's employment by Identix, excluding termination by reason of Employee's death or disability as described in Section 1(e).

          2.   Duties.  During the term of this Agreement, Employee shall devote
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all of his business time, energy, and skill to the affairs of Identix; provided, however, that Employee may undertake such specific additional charitable and business activities, if any, as Identix may reasonably approve (including, without limitation, activities for affiliates of Identix). During the term of this Agreement, Employee shall report directly to the person indicated on Schedule A, or to such other person or persons as may be selected by the Board of Directors of Identix from time to time.

          3.   Term of Agreement.  The term of this Agreement shall commence on
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the Effective Date and end on the Expiration Date, unless extended by mutual written agreement of Employee and Identix or earlier terminated as provided in this Agreement.

          4.   Termination For Cause.   Termination For Cause may be effected by
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Identix at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall be immediately paid all accrued salary and bonus, and all accrued vacation pay, all to the effective date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation.

          5.   Termination Other Than For Cause or Resignation for Good Reason.
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Notwithstanding anything else in this Agreement, Identix may effect a
Termination Other Than For Cause at any time after giving at least 30 days' notice to Employee of such termination or pay in lieu of such notice. Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason, (a) Employee shall immediately be paid all accrued salary and all accrued vacation pay, all to the effective date of termination, (b) as severance compensation, Employee shall continue to be paid his then current base salary until that date which is one calendar year from the effective date of termination ("Severance Period"), (c) Employee shall be paid all bonuses accrued through the date of termination, (d) during the Severance Period, Identix shall make COBRA payments to continue Employee's medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee's term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination), and (e) all outstanding options to purchase Common Stock granted to Employee shall fully vest immediately, but Employee shall not be paid any other compensation or reimbursement of any kind. A schedule of all such outstanding options is attached hereto as Schedule B. If any Termination Other Than For Cause is the result of the

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death of Employee, all payments payable under this Section 5 shall be paid to
Employee's heirs or legal representative.

          6.   Voluntary Termination.  In the event of a Voluntary Termination,
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Identix shall immediately pay to Employee all accrued salary and bonus, and all accrued vacation pay, all to the effective date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance compensation.

          7.   Salary and Benefits.
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               (a)  Base Salary.  As payment for the services to be rendered by
                    -----------
Employee as provided in Section 2 and subject to the terms and conditions of this Agreement, Identix agrees to pay to Employee a "base salary" at the rate per month indicated on Schedule A, subject to deductions, payable bi-weekly in the same manner as other Identix employees receive their base compensation.

               (b)  Bonus.  Employee shall be eligible for a bonus as indicated
                    -----
on Schedule A.

               (c)  Fringe Benefits.  Employee shall be eligible to participate
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in such of Identix's benefit plans as are now generally available or later made generally available to employees of Identix. Such benefits shall at a minimum include medical, dental and term life insurance.

               (d)  Car Allowance.  Employee shall receive a car allowance of
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$666.67 per month during the term of this Agreement.

          8.   Stock Options.  In further consideration for Employee agreeing to
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perform services for Identix hereunder, contemporaneously with the execution of this Agreement, Employee and Identix shall enter into a stock option agreement in the form attached hereto as Schedule C, covering the number of shares of Identix Common Stock indicated on Schedule A.

          9.   Annual Performance Review.  Identix shall perform an annual
               -------------------------
review of Employee's performance and, in the discretion of the Compensation Committee of the Board of Directors, make appropriate increases in Employee's base salary, establish an incentive bonus program for the upcoming 12 months and determine whether additional stock option grants should be recommended to the Board of Directors of Identix. The first such annual performance review shall be conducted on or about September 30, 2000.

          10.  Miscellaneous.
               -------------

               (a)  Waiver.  The waiver of any term or condition of this
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Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

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               (b)  Notices.  All notices, requests, demands, and other
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communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or 12 hours after facsimile transmission to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

               If to Identix:

               510 N. Pastoria Ave.
               Sunnyvale, California 94086
               Attn: Vice President and General Counsel

               Facsimile:         408-739-0178
               Confirmation No.:  408-731-2000

               If to Employee:

               To the address indicated for Employee on Schedule A

Any party may change its address for notices by notice duly given pursuant to this Section 10(b).

               (c)  Headings.  The headings contained in this Agreement are
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intended for convenience and shall not be used to interpret the meaning of this
Agreement or to determine the rights of the parties.

               (d)  Governing Law; Consent to Jurisdiction and Venue.  This
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Agreement shall be governed by and construed in accordance with the laws of the
State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. Employee hereby submits to the jurisdiction and venue of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California for any legal action arising from or connected with this Agreement. Employee agrees that service upon Employee in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 10(b).

               (e)  Successor and Assigns.  This Agreement shall be binding upon
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and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by Identix (except in connection with the merger or consolidation of Identix with or into another entity or the sale by Identix of all or substantially all of its assets) or by Employee.

               (f)  Counterparts. This Agreement may be signed in counterparts
                    ------------
with the same effect as if the signatures of each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

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               (g)  Withholdings.  All sums payable to Employee hereunder shall
                    ------------
be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

               (h)  Severability.  If any provision of this Agreement is held to
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be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

               (i)  Entire Agreement; Modifications.  Except as otherwise
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provided herein, this Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought, provided that no modification shall be enforceable against Identix unless signed by the Chief Executive Officer of Identix or a duly-authorized member of Identix's Board of Directors.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                              IDENTIX INCORPORATED



                              By    /s/ Randy Hawks for Compensation Committee
                                    Name: Randall Hawks, Jr.

                                    Title: Director



                              EMPLOYEE


                              By  /s/ James P. Scullion
                                  Name: James P. Scullion

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                      COMPENSATION CONTINUATION AGREEMENT
                                  SCHEDULE A


1.    Name and address of Employee:     James P. Scullion
                                        15820 Bruce Court
                                        Monte Sereno, CA 95030

                                        Fax: (408) 354-9498

2.    Term of Agreement:   January 5, 2000 - March 31, 2002, unless earlier
      terminated in accordance with its terms.

3.    Base Salary:    $250,000 per annum.

4.    Bonus:          (A)

5.    Stock Options:  33,333 shares (B)

6. Initially report to: An Executive Committee of the Board of Directors until such time as a permanent Chairman and CEO is hired.

(A)  To be determined on an Annual Basis by the Compensation Committee.

(B) Option grant is for Employee's acceptance and performance of the additional responsibilities (in addition to current responsibilities as President and COO) as chief officer of the Company, responsible for the day-today management of the Company's operations, to and through the hiring of a new Chairman and CEO. Such options shall be non-qualified stock options with an exercise price equal to 85% of the closing sales price on the American Stock Exchange for Identix common stock on January 5, 2000. Such options shall vest at a rate of 1/6 per month.

Agreed by:

Identix:       /s/ Randy Hawks for Compensation Committee
               Randall Hawks, Jr.

Employee:      /s/ James P. Scullion
               James P. Scullion

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